Exhibit 99.1

News

For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: (203) 975-7110
Fax: (203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES AGREEMENT TO ACQUIRE

WESTROCK’S SPECIALTY CLOSURES AND DISPENSING SYSTEMS BUSINESS

Acquisition Further Broadens Closure Franchise

into the Highly Engineered Dispensing Systems Market

Investor Conference Call at 9:00 a.m. ET on January 23, 2017

STAMFORD, Connecticut, January 23, 2017 – Silgan Holdings Inc. (NASDAQ: SLGN), a leading supplier of rigid packaging for consumer goods products, announced today that it has entered into a definitive agreement with WestRock Company (NYSE: WRK) to acquire its specialty closures and dispensing systems business. This business is a leading global supplier of highly engineered triggers, pumps, sprayers and dispensing closure solutions to major branded consumer goods product companies in the Home, Health and Beauty markets. It operates a global network of 13 plants across North America, Europe, South America and Asia. For the fiscal year-ended September 30, 2016, this business generated sales of approximately $566 million.

“This acquisition significantly enhances the scope and breadth of our market leading closure franchise by bringing new capabilities in the highly engineered dispensing systems category,” said Tony Allott, Silgan’s President and Chief Executive Officer. “This business has a long history as a differentiated packaging franchise with deep customer relationships, a clear focus on the needs of its customers and markets and a strong track record for product innovation to meet these needs. This acquisition allows us to further build relationships with common global

(more)

SILGAN HOLDINGS

January 23, 2017

customers, provides significant opportunities for cost synergies, creates an incremental platform for growth and strongly enhances our free cash flow,” continued Mr. Allott. “We believe this business, like Silgan, holds similar passions for excellence in customer support, quality, safety and competitive franchise positions, while maintaining a strong focus on returns and free cash flow,” concluded Mr. Allott.

The purchase price for this acquisition is $1.025 billion, subject to adjustments outlined in the purchase agreement for this acquisition. The transaction is subject to the satisfaction of certain customary conditions and receipt of applicable regulatory approvals and is expected to close late in the first quarter of 2017. Silgan expects to initially fund the purchase price for this acquisition from a combination of cash on hand and borrowings under the Company’s senior secured credit facility, including a committed incremental term loan.

This acquisition is expected to be accretive to earnings, excluding the impact of the required purchase accounting adjustments. The transaction will become more accretive as synergies are phased in over the next 24 months following the closing.

Highlights of the transaction:

•	Market Focus: Following the acquisition, Silgan will expand its leadership position in the global closure market to include highly engineered dispensing systems for food, beverage, health care, garden, home and beauty products, in addition to Silgan’s current offerings in hotfill vacuum closures and coldfill closures.

•	Synergies: Silgan expects to realize operational cost synergies of $15 million within 24 months following the acquisition. These synergies will be achieved primarily through reductions in general and administrative expenses, procurement savings and manufacturing efficiencies.

•	Financial Impact: Silgan expects the transaction to be accretive to earnings, excluding the impact of purchase accounting adjustments, and significantly accretive to free cash flow per share in 2017.

(more)

SILGAN HOLDINGS

January 23, 2017

•	Financing: Pro forma for the transaction, Silgan’s net leverage ratio under its credit facility will be approximately 4.3 times, which is consistent with past levels following acquisitions. Silgan expects to finance this transaction with debt at an attractive cost. Given its pro forma free cash flow profile, Silgan expects its net leverage ratio to return to its target range in the next 24 months.

***

Investor Conference Call Dial-In Information:

Silgan will hold an investor call today at 9:00 a.m. ET to discuss this transaction. Given that Silgan will be issuing a press release with regard to its year end earnings on January 31, 2017, after the U.S. markets close, comments will be limited to the transaction. In order to hear the audio for the conference call, you must dial the number listed below at least 5 minutes before the conference call and reference the listed pass code for the operator or automated response system.

Audio Dial-In Number: U.S. and Canada – (877) 795-3638

     International – (719) 325-4807

Pass Code: 6624695

Additionally, you should go to this link to view the slide presentation for the conference call no more than 10 minutes prior to the start time. You may click the following link directly or cut and paste the following link into your browser:

https://slideassist.webcasts.com/starthere.jsp?ei=1133061

For those unable to listen to the live conference call, a taped rebroadcast will be available through February 2, 2017. To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112 and international callers should dial (719) 457-0820. The pass code for the

(more)

SILGAN HOLDINGS

January 23, 2017

rebroadcast is 6624695. To access the slide presentation for the rebroadcast, you may click on the following link directly or cut and paste the following link into your browser:

https://slideassist.webcasts.com/starthere.jsp?ei=1133061

***

Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $3.8 billion in 2015. Silgan operates 87 manufacturing facilities in North and South America, Europe and Asia. Silgan is a leading supplier of metal containers in North America and Europe and a leading worldwide supplier of metal, composite and plastic closures for food and beverage products. In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

***

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2015 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward-looking statements.